Exhibit 99.1

PRESS RELEASE

Brooks Automation Appoints Lindon G. Robertson as Chief Financial Officer

CHELMSFORD, Mass., September 12, 2013 - Brooks Automation, Inc. (NASDAQ: BRKS), today announced the appointment of Lindon G. Robertson as Executive Vice President and Chief Financial Officer, effective October 1, 2013. Mr. Robertson will be a key member of the executive leadership team, where he will oversee all aspects of the Company's financial management and reporting while playing a key role in developing and implementing the corporate strategic plan and increasing shareholder value. Mr. Robertson will report to Dr. Stephen S. Schwartz, Chief Executive Officer.
Mr. Robertson previously was the Vice President and Chief Financial Officer of Graftech International, a $1.3 billion global provider of carbon and graphite products for industrial applications. Prior to Graftech International, he worked for IBM Corporation for over 25 years in various senior financial management positions, including CFO of IBM's global hardware business and CFO of IBM's Japan and China operations.
In commenting on the appointment, Dr. Schwartz stated, “We are very excited to have Lindon join Brooks. He brings extensive business and financial experience to the Company, including a strong background in financial management, capital structures, business planning, mergers and acquisitions and international operations. Lindon will be a valued member of the executive team and will play a critical role as we pursue our growth plans.”
Dr. Schwartz added, "I would personally like to thank Martin Headley for his outstanding performance while serving as CFO for the past five plus years. He has been a valued partner to me and our Board and has provided an unyielding commitment to our business and shareholders. We wish him well as he embarks on the next phase of his life.”
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including life sciences, front end semiconductor manufacturing and adjacent technology markets. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, please visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

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